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March 12, 2018

The Audit Committee of Auryn Resources Inc.
700-1199 West Hastings Street
Vancouver BC V6E 3T5

Independent Auditor’s Consent

To: Auryn Resources Inc.

We consent to the incorporation by reference of our report to the shareholders of Auryn Resources Inc. (the “Company”) on the consolidated statements of financial position as at December 31, 2016 and December 31, 2015, and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in equity and consolidated statements of cash flows for the year ended December 31, 2016 and the six month period ended December 31, 2015, and a summary of significant accounting policies and other explanatory information in the preliminary prospectus and registration statement on Form F-10 of the Company dated March 12, 2018 relating to the issue and sale of common shares of the Company. Our report is dated March 28, 2018.

Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
March 12, 2018